Argentex Mining closes $7,347,200 investment with IFC, a member of the World Bank Group

Vancouver, B.C., October 27, 2010 -- Argentex Mining Corporation (“Argentex”) (TSX-V: ATX, OTCBB: AGXM) is pleased to announce that IFC, a member of the World Bank Group, has completed its previously announced private placement, investing net proceeds of Cdn$7,347,200 in the company.

In the private placement, IFC purchased 10,804,706 units (each a “Unit”) from Argentex at a price of Cdn$0.68 per Unit.  Each Unit consisted of one Argentex common share (each a “Unit Share”) and one share purchase warrant (each a “Unit Warrant”).  Each Unit Warrant entitles the holder to purchase one additional common share of Argentex (each a “Warrant Share”) at a price of Cdn$1.14 for a period of five years after closing subject to an undertaking from IFC that it will not exercise Unit Warrants for so long as such exercise would result in it owning 20% or more of Argentex’s issued and outstanding common shares immediately after giving effect to the exercise.

“This is the single largest investment in our corporate history.  IFC’s confidence in Argentex reinforces our company’s high-quality projects and considerable potential,” said Ken Hicks, President of Argentex.  “The private placement also emphasizes our commitment to local, provincial and national Argentine stakeholders for the benefit of the country.”

IFC offers mining clients in developing countries a broad range of financial and advisory services throughout the mining life cycle.  Through its early equity investment program, IFC assists exploration-stage companies such as Argentex with financing and advice on best practice environmental and social management.

“Argentex shares IFC’s commitment to responsible mining exploration, and we are excited about the prospects,” said William Bulmer, IFC Global Head for Mining.  “We believe that Santa Cruz has enormous potential for mining and are pleased to help Argentex meet its goals for industry best practices.”

Argentex intends to use the proceeds of the private placement to fund exploration and development activities at Pinguino in the Santa Cruz province and other properties in the Patagonia region of Argentina, as well as for working capital and general corporate purposes.

Except as specified in this press release, none of the securities to be offered or sold in this private placement have been or will be registered under the United States Securities Act of 1933, as amended (the “Act”), and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

Each of the Unit Shares, Unit Warrants and the Warrant Shares is a "restricted security” under the Act and will be subject to a hold period of at least six months from the date issued.  In addition, these securities are subject to a hold period of four months and one day after closing under applicable Canadian securities laws and the requirements of the TSX Venture Exchange.  Subject to certain exceptions, the Unit Warrants are non-transferable by their terms during the first 30 months of their 60-month term.

About IFC

IFC, a member of the World Bank Group, is the largest development institution focused on the private sector in developing countries. IFC creates opportunity for people to escape poverty and improve their lives—by providing financing to help businesses employ more people and provide essential services, mobilizing capital from others, and delivering advisory and risk-management services to ensure sustainable development. In a time of global economic uncertainty, IFC’s new investments climbed to a record $18 billion in fiscal 2010. For more information, visit www.ifc.org.

About Argentex

Argentex Mining Corporation (www.argentexmining.com) is a Delaware corporation.  It is a junior mining company in the exploration stage with significant holdings in the Patagonia region of Argentina.  In total, the company owns 100% mineral rights to more than 35 properties with approximately 141,020 hectares of prospective land located in the Santa Cruz and Rio Negro provinces of Argentina, including the Pinguino property.  Shares of Argentex common stock trade on the TSX Venture Exchange under the symbol ATX and on the AGXM on the OTCBB.

FURTHER INFORMATION:
Ken Hicks, President
Argentex Mining Corporation
1-866-594-7687
info@argentexmining.com

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties.  Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements. Forward-looking statements in this news release include statements about IFC’s belief that Santa Cruz has enormous potential for mining and that it is pleased to help Argentex meet its goals for industry best practices, and Argentex’s proposed use of the proceeds.  Actual results may differ materially from those currently anticipated due to a number of factors beyond the Company’s control. These risks and uncertainties include, among other things, the risks that are inherent in Argentex's operations including the risk that it might not find any minerals in commercially feasible quantity or raise funds sufficient to prosecute its exploration plans.  These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.